As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-180601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

magicJack VocalTec Ltd.

(Exact name of registrant as specified in its charter)

Israel	98-1045505
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

12 Haomanut Street, 2nd Floor

Poleg Industrial Zone, Netanya, Israel 42504

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Fuller

Chief Financial Officer

magicJack VocalTec Ltd.

12 Haomanut Street, 2nd Floor

Poleg Industrial Zone, Netanya, Israel 42504

(561) 749-2255

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

magicJack VocalTec Ltd., an Israeli corporation (the “Company”) filed a registration statement on Form S-3 (Registration No.
333-180601) (as amended, the “Registration Statement”), which registered (i) the offer and sale from time to time of up to an aggregate amount of $200,000,000 of any combination of ordinary shares, warrants, rights and units of the Company and (ii) the offer and resale from time to time of up to 5,000,000 shares of the Company’s Ordinary Shares issued to the selling shareholders identified in the Registration Statement. The Registration Statement was declared effective by the Securities and Exchange Commission (the “Commission”) on April 26, 2012.

On November 14, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2017, as amended, by and among B. Riley Financial, Inc., a Delaware corporation (“BRF”), B. R. Acquisition Ltd., an Israeli corporation and indirect subsidiary of BRF, and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect subsidiary of BRF (the “Merger”). The Registrar of Companies of the State of Israel declared the Merger effective on November 14, 2018.

As a result of the consummation of the Merger, the Company has terminated the offerings of its securities under the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement, the Company hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, state of Virginia, on November 15, 2018.

MAGICJACK VOCALTEC LTD.

By:	/s/ Kenneth M. Young
	Name:	Kenneth M. Young
	Title:	Chief Executive Officer and Authorized U.S. Representative

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.